Exhibit 23.1

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in this Registration Statement on Form S-4/A (Amendment No. 3) of Blackboxstocks Inc., (the “Company”) for the year ended December 31, 2024 of our report dated March 21, 2025 which includes an explanatory paragraph for the substantial doubt about the Company’s ability to continue as a Going Concern, relating to the consolidated financial statements for the year ended December 31, 2024 listed in the accompanying index.

We also consent to the reference to Victor Mokuolu, CPA PLLC as experts in this Registration Statement on Form S-4/A (Amendment No. 3).

Houston, Texas
August 21, 2025